Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports 2008 Results
Declares Quarterly Cash Dividend
Company schedules conference call for March 6, 2009 at 10:00 A.M. Eastern
           DALLAS, TEXAS, March 5, 2009 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2008. Net income for the fourth quarter of 2008 was $60.9 million, or $1.30 per share, compared to net loss of ($39.9) million, or ($0.85) per share, for the same period last year. Excluding special items, Alon recorded net income of $63.1 million, or $1.35 per share, for the fourth quarter of 2008, compared to net loss of ($41.5) million, or ($0.89) per share, for the same period last year.
     Net income for the year ended December 31, 2008, was $82.9 million, or $1.77 per share, compared to net income of $103.9 million, or $2.22 per share, for the year ended December 31, 2007. Excluding special items, Alon recorded net income of $2.6 million, or $0.05 per share, for the year ended December 31, 2008, compared to net income of $99.5 million, or $2.13 per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented, “We have completed one of the most trying years in the history of our company, and have emerged a much stronger organization as a result. Although we experienced a major fire at our Big Spring refinery on February 18, 2008,we were able to resume operations on April 5, 2008 in a hydro-skimming mode and were able to resume normal operations with the completion of work on the Fluid Catalytic Cracking Unit (“FCCU”) on September 26, 2008. This effort substantially completed the rebuild of the units damaged in the fire. We have received funds from our insurers for the full claim of our policy of $385.0 million.
“While performing the work at the Big Spring refinery, we successfully completed the acquisition of the Krotz Springs, Louisiana refinery on July 3, 2008, increasing our crude oil refining capacity by 50% to approximately 250,000 barrels per day (“bpd”). Hurricanes Gustav and Ike presented challenges to us as our crude oil supply receipts into the refinery and product movements from the refinery were disrupted while power was restored to the area. Transportation of crude oil and products increased during the fourth quarter allowing us to run the refinery at normal rates by year end. The dramatic decrease in crude oil prices beginning in September presented challenges to our Krotz Springs subsidiary’s debt facilities size.  We are working with our lenders to adjust the debt to match the current environment and have agreed in principal that an additional $50.0 million of cash and letters of credit support will be provided to this subsidiary with the assistance of our parent company, to better position its liquidity going forward.  In addition, our heating oil hedge at Krotz Springs, which settles on a monthly basis through October 2010, had an unrealized value at year end of approximately $167.0 million, and has a current unrealized value of approximately $200.0 million, including a $50.0 million collateral deposit.
     “At our California refineries, we continued to optimize our refining economics during the fourth quarter of 2008, operating at lower throughput rates to balance production with demand for our asphalt products. While the rapid increase in crude oil prices during the year negatively affected our asphalt margins, the rapid decrease in crude oil prices enabled our asphalt margins to be highly favorable during the fourth quarter of 2008.

     “Although companies in our industry experienced usage of cash in working capital during the fourth quarter due to the rapid decline in crude oil prices, I am very pleased that we were able to generate approximately $8.0 million in cash from operating activities during this period and in addition, our availability under revolving credit facilities was approximately $250.0 million at year end. Also, we believe that we will collect, during the second quarter of 2009, approximately $100.0 million of income tax receivable that will enhance our cash from operating activities.
     “For 2009, we look forward to increasing our synergies within our organization as we focus on continued integration of our refining facilities and on developing and enhancing the markets in which we operate. We believe these initiatives should position Alon for additional growth going forward.”
FOURTH QUARTER 2008
     Special items for the fourth quarter of 2008 included after-tax losses of $35.0 million associated with inventories acquired in the July 2008 Krotz Springs refinery acquisition due to the impact of lower commodity prices; $6.1 million incurred for costs associated with the Big Spring refinery fire and after-tax gains of $37.8 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire; and $1.0 million recognized on disposition of assets. Special items for the fourth quarter of 2007 included an after-tax gain of $1.6 million recognized on disposition of assets.
     Refinery operating margin at the Big Spring refinery was ($12.91) per barrel for the fourth quarter of 2008 compared to $3.79 per barrel for the same period in 2007. This decrease resulted primarily from lower industry Gulf Coast 3-2-1 crack spreads and from the rapid decline in crude oil prices affecting inventory values during the fourth quarter of 2008. Refinery operating margin at the California refineries was $11.74 per barrel for the fourth quarter of 2008 compared to ($5.04) per barrel for the same period in 2007. The Krotz Springs refinery operating margin for the fourth quarter of 2008 was $7.30 per barrel.
     The combined refineries throughput for the fourth quarter of 2008 averaged 132,751 bpd, consisting of 54,156 bpd at the Big Spring refinery, 20,613 bpd at the California refineries, and 57,982 bpd at the Krotz Springs refinery compared to a combined average of 124,376 bpd in the fourth quarter of 2007, consisting of 66,633 bpd at the Big Spring refinery and 57,743 bpd at the California refineries. The Big Spring refinery had lower throughput in the fourth quarter of 2008 due to lower gasoline margins. Throughput at the California refineries was lower in the fourth quarter of 2008 to optimize our refining and asphalt economics. Throughput at the Krotz Springs refinery was negatively impacted in the fourth quarter of 2008 by crude oil supply disruptions caused by the hurricanes.
     Gulf Coast 3-2-1 average crack spreads decreased to $3.49 per barrel for the fourth quarter of 2008 compared to $7.94 per barrel for the fourth quarter of 2007. West Coast 3-2-1 average crack spreads decreased to $8.79 per barrel for the fourth quarter of 2008 compared to $16.92 per barrel for the fourth quarter of 2007. The WTI/WTS crude oil differentials for the fourth quarter of 2008 decreased to $3.69 per barrel compared to $6.16 per barrel in the same period of 2007.
     Asphalt margins for the fourth quarter of 2008 increased to an average of $422.29 per ton compared to ($9.03) per ton for the fourth quarter of 2007. This increase resulted primarily from a 45.7% increase in sales prices which were $504.58 per ton for the fourth quarter of 2008 compared to $346.27 per ton for the same period in 2007, as well as the drop in crude oil costs in the fourth quarter of 2008 compared to crude oil costs in the fourth quarter of 2007.
YEAR-TO-DATE 2008
     Special items for the year ended December 31, 2008 included after-tax losses of $70.7 million associated with inventories acquired in the July 2008 Krotz Springs refinery acquisition; $31.6 million associated with the Big Spring refinery fire and after-tax gains of $155.3 million associated with the involuntary conversion of assets due to the Big Spring refinery fire; and $27.4 million recognized primarily from the disposition of assets in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, in March 2005 (“HEP transaction”). Special items for the year ended December 31, 2007 included an after-tax gain of $4.4 million recognized primarily from the HEP transaction.
     Refinery operating margin at the Big Spring refinery was ($3.18) per barrel, while operating primarily in a hydroskimming mode for the year ended December 31, 2008, compared to $12.83 per barrel for the same period in 2007. This decrease resulted from both lower refinery light product yields as a result of the fire at the Big Spring refinery as well as lower industry Gulf Coast 3-2-1 crack spreads. Light product yields were approximately 70% and 83% for the years ended December 31, 2008 and 2007, respectively. Refinery operating margin at the California refineries was $1.65 per barrel for the year ended December 31, 2008 compared to $2.73 per barrel for the same period in 2007. The California refineries operating margin was adversely affected by higher crude oil costs during 2008.
     The combined refineries throughput for the year ended December 31, 2008, excluding the Krotz Springs refinery acquired in July 2008, averaged 68,892 bpd, consisting of 37,793 bpd at the Big Spring refinery and 31,099 bpd at the California refineries compared to a combined average of 129,907 bpd, consisting of 68,145 bpd at the Big Spring refinery and 61,762 bpd at the California refineries for the same period last year. The Krotz Springs refinery averaged 58,184 bpd for the period July 1, 2008 through December 31, 2008. The Big Spring refinery had lower throughput due to the fire. Throughput at the California refineries was reduced during 2008 to optimize our refining and asphalt economics. Throughput at the Krotz Springs refinery was negatively impacted in 2008 by crude oil supply disruptions caused by the hurricanes.
     Gulf Coast 3-2-1 average crack spreads decreased to $10.47 per barrel for the year ended December 31, 2008, compared to $15.00 per barrel for the same period in 2007. West Coast 3-2-1 average crack spreads decreased to $15.80 per barrel for the year ended December 31, 2008 compared to $27.37 per barrel for the year ended December 31, 2007. The WTI/WTS crude oil differentials for the year ended December 31, 2008 decreased to $3.78 per barrel compared to $5.00 per barrel in the same period of 2007.
     Asphalt margins increased to an average of $113.43 per ton for the year ended December 31, 2008, compared to $26.07 per ton for the same period of 2007. This increase resulted primarily from a 49.4% increase in sales prices which were $498.63 per ton for the year ended December 31, 2008 compared to $333.65 per ton for the same period in 2007.
     Alon also announced that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on April 2, 2009 to shareholders of record as of March 16, 2009.
     The Company has scheduled a conference call for Friday, March 6, 2009, at 10:00 a.m. Eastern, to discuss the fourth quarter 2008 results. To access the call, please dial 800-240-6709, or 303-262-2054, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 20, 2009, and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11125967#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon markets under the FINA branded name to approximately 700 additional locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS – FINANCIAL DATA (A)
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2007 AND
INCOME STATEMENT DATA FOR THE YEAR ENDED
DECEMBER 31, 2007 IS UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$986,166	$1,145,342	$5,156,706	$4,542,151
Operating costs and expenses:
Cost of sales	819,407	1,122,425	4,853,195	3,999,287
Direct operating expenses	66,915	48,825	216,498	201,196
Selling, general and administrative expenses (1)	33,499	28,867	119,852	105,352
Net costs associated with fire (2)	13,642	—	56,854	—
Business interruption recovery (3)	(25,000)	—	(55,000)	—
Depreciation and amortization (4)	22,270	14,760	66,754	57,403

Total operating costs and expenses	930,733	1,214,877	5,258,153	4,363,238

Gain on involuntary conversion of assets (5)	80,000	—	279,680	—
Gain on disposition of assets (6)	2,239	2,618	45,244	7,206

Operating income (loss)	137,672	(66,917)	223,477	186,119
Interest expense	(24,665)	(11,873)	(67,550)	(47,747)
Equity earnings (losses) of investees	785	1,106	(1,522)	11,177
Other income, net	407	1,637	1,500	6,565

Income (loss) before income tax expense (benefit) and minority interest in income (loss) of subsidiaries	114,199	(76,047)	155,905	156,114
Income tax expense (benefit)	46,931	(33,583)	62,781	46,199

Income (loss) before minority interest in income (loss) of subsidiaries	67,268	(42,464)	93,124	109,915
Minority interest in income (loss) of subsidiaries	4,181	(2,595)	5,941	5,979
Accumulated dividends on preferred stock of subsidiary	2,150	—	4,300	—

Net income (loss)	$60,937	$(39,869)	$82,883	$103,936

Earnings (loss) per share, basic	$1.30	$(0.85)	$1.77	$2.22

Weighted average shares outstanding, basic (in thousands)	46,800	46,775	46,788	46,763
Earnings (loss) per share, diluted	$1.18	$(0.85)	$1.72	$2.16

Weighted average shares outstanding, diluted (in thousands)	52,360	46,775	49,360	46,804
Cash dividends per share	$0.04	$0.04	$0.16	$0.16

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$7,582	$(49,645)	$(812)	$123,950
Investing activities (7)	(26,572)	3,330	(610,322)	(147,254)
Financing activities (8)	18,768	(4,496)	560,973	27,753
OTHER DATA:
Adjusted net income (loss) (9)	$63,148	$(41,479)	$2,556	$99,504
Earnings (loss) per share, excluding inventories adjustments related to acquisition, net of tax, net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets (9)	$1.35	$(0.89)	$0.05	$2.13
Adjusted EBITDA (10)	158,895	(52,032)	244,965	254,058
Capital expenditures (11)	21,108	13,335	62,356	42,204
Capital expenditures to rebuild the Big Spring refinery	49,612	—	362,178	—
Capital expenditures for turnaround and chemical catalyst	7,886	485	9,958	9,842

	December 31,	December 31,
	2008	2007
BALANCE SHEET DATA (end of period):
Cash and cash equivalents and short-term investments	$18,454	$95,911
Working capital (12)	278,781	290,734
Total assets	2,413,433	1,581,386
Total debt (12)	1,103,569	536,615
Total stockholders’ equity, minority interest in subsidiaries and preferred stock of subsidiary including accumulated dividends	536,867	403,922

REFINING AND UNBRANDED MARKETING SEGMENT (A)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (13)	$790,972	$866,784	$3,905,498	$3,325,090
Operating costs and expenses:
Cost of sales	742,801	870,511	3,858,823	2,948,710
Direct operating expenses	57,892	36,634	173,142	154,267
Selling, general and administrative expenses	5,332	2,503	17,784	20,071
Net costs associated with fire (2)	13,642	—	56,854	—
Business interruption recovery (3)	(25,000)	—	(55,000)	—
Depreciation and amortization	18,126	9,766	50,047	44,107

Total operating costs and expenses	812,793	919,414	4,101,650	3,167,155

Gain on involuntary conversion of assets (5)	80,000	—	279,680	—
Gain on disposition of assets (6)	2,239	2,507	45,244	7,138

Operating income (loss)	$60,418	$(50,123)	$128,772	$165,073

KEY OPERATING STATISTICS AND OTHER DATA:
Total sales volume (bpd)	62,970	76,130	58,543	91,027
Per barrel of throughput:
Refinery operating margin — Big Spring (14)	$(12.91)	$3.79	$(3.18)	$12.83
Refinery operating margin — CA Refineries (14)	11.74	(5.04)	1.65	2.73
Refinery operating margin — Krotz Springs (14)	7.30	N/A	7.25	N/A
Refinery direct operating expense — Big Spring (15)	3.35	4.29	4.40	3.67
Refinery direct operating expense — CA Refineries (15)	8.59	1.95	5.81	2.79
Refinery direct operating expense — Krotz Springs (15)	4.67	N/A	4.30	N/A
Capital expenditures	19,131	8,435	57,576	28,669
Capital expenditures to rebuild the Big Spring refinery	49,612	—	362,178	—
Capital expenditures for turnaround and chemical catalyst	7,886	485	9,958	9,842

PRICING STATISTICS:
WTI crude oil (per barrel)	$58.51	$90.61	$99.56	$72.32
WTS crude oil (per barrel)	54.82	84.45	95.78	67.32
MAYA crude oil (per barrel)	44.93	75.67	83.93	59.86
Crack spreads (3/2/1) (per barrel):
Gulf Coast (16)	$3.49	$7.94	$10.47	$15.00
Group III (16)	5.78	9.77	11.15	19.41
West Coast (16)	8.79	16.92	15.80	27.37
Crack spreads (6/1/2/3) (per barrel):
West Coast (16)	$13.61	$1.71	$0.48	$6.33
Crack spreads (2/1/1) (per barrel):
Gulf Coast high-sulfur diesel (16)	$5.70	$8.29	$11.28	$14.29
Crude oil differentials (per barrel):
WTI less WTS (17)	$3.69	$6.16	$3.78	$5.00
WTI less MAYA (17)	13.58	14.94	15.63	12.46
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.300	$2.256	$2.471	$2.045
Gulf Coast ultra low-sulfur diesel	1.828	2.527	2.918	2.147
Group III unleaded gasoline	1.352	2.302	2.481	2.160
Group III ultra low-sulfur diesel	1.888	2.567	2.945	2.233
West Coast LA CARBOB (unleaded gasoline)	1.521	2.548	2.679	2.442
West Coast LA ultra low-sulfur diesel	1.766	2.585	2.883	2.237
Natural gas (per MMBTU)	6.40	7.39	8.90	7.12

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three months and year ended December 31, 2007 has been recast to provide a comparison to the current year results.

THROUGHPUT AND
PRODUCTION DATA:
BIG SPRING REFINERY

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2008		2007		2008		2007
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	44,922	83.0	57,498	86.3	31,654	83.8	58,607	86.0
Sweet crude	5,862	10.8	4,557	6.8	4,270	11.3	5,017	7.4
Blendstocks	3,372	6.2	4,578	6.9	1,869	4.9	4,521	6.6

Total refinery throughput (18)	54,156	100.0	66,633	100.0	37,793	100.0	68,145	100.0

Refinery production:
Gasoline	25,062	47.0	33,763	51.3	14,266	38.4	32,135	47.5
Diesel/jet	17,320	32.5	17,793	27.0	10,439	28.2	19,676	29.1
Asphalt	5,736	10.8	7,639	11.6	4,850	13.1	7,620	11.3
Petrochemicals	2,504	4.7	3,406	5.2	1,221	3.3	3,980	5.9
Other	2,685	5.0	3,277	5.0	6,298	17.0	4,190	6.2

Total refinery production (19)	53,307	100.0	65,878	100.0	37,074	100.0	67,601	100.0

Refinery utilization (20)		72.5%		88.6%		52.3%		92.5%
THROUGHPUT AND
PRODUCTION DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2008		2007		2008		2007
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	897	4.4	14,577	25.2	8,014	25.8	20,839	33.7
Heavy crude	19,620	95.2	42,410	73.4	22,590	72.6	40,700	65.9
Blendstocks	96	0.5	756	1.3	495	1.6	223	0.4

Total refinery throughput (18)	20,613	100.0	57,743	100.0	31,099	100.0	61,762	100.0

Refinery production:
Gasoline	2,560	12.6	7,269	12.9	4,141	13.7	7,318	12.1
Diesel/jet	5,156	25.2	12,319	21.9	7,481	24.8	13,360	22.1
Asphalt	7,914	38.7	17,717	31.5	9,214	30.5	19,006	31.5
Light unfinished	—	—	2,252	4.0	—	—	3,071	5.1
Heavy unfinished	4,783	23.4	16,616	29.5	9,182	30.4	16,793	27.9
Other	24	0.1	133	0.2	192	0.6	793	1.3

Total refinery production (19)	20,437	100.0	56,306	100.0	30,210	100.0	60,341	100.0

Refinery utilization (20)		43.8%		79.9%		46.3%		85.9%
THROUGHPUT AND
PRODUCTION DATA:
KROTZ SPRINGS REFINERY (B)

	For the Three Months Ended		Period Ended
	December 31,		December 31,
	2008		2008
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	48,920	84.4	43,361	74.5
Heavy sweet crude	5,363	9.2	11,979	20.6
Blendstocks	3,699	6.4	2,844	4.9

Total refinery throughput (18)	57,982	100.0	58,184	100.0

Refinery production:
Gasoline	26,135	44.7	25,195	42.8
Diesel/jet	26,053	44.5	26,982	45.9
Heavy oils	1,543	2.6	1,402	2.4
Other	4,817	8.2	5,258	8.9

Total refinery production (19)	58,548	100.0	58,837	100.0

Refinery utilization (20)		65.3%		66.6%

(B)	The period ended December 31, 2008, represents throughput and production data for the period from July 1, 2008 through December 31, 2008.

ASPHALT SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$104,448	$136,429	$647,221	$642,937
Operating costs and expenses:
Cost of sales (21)	17,035	139,987	499,992	592,709
Direct operating expenses	9,023	12,191	43,356	46,929
Selling, general and administrative expenses	1,249	651	4,292	2,825
Depreciation and amortization	536	533	2,139	2,145

Total operating costs and expenses	27,843	153,362	549,779	644,608

Operating income (loss)	$76,605	$(16,933)	$97,442	$(1,671)

KEY OPERATING STATISTICS AND OTHER DATA:
Total sales volume (tons in thousands)	207	394	1,298	1,927
Sales price per ton	$504.58	$346.27	$498.63	$333.65
Asphalt margin per ton (22)	$422.29	$(9.03)	$113.43	$26.07
Capital expenditures	$337	$512	$644	$2,167
RETAIL AND BRANDED MARKETING SEGMENT (A)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales	$189,297	$331,510	$1,227,319	$1,274,516
Operating costs and expenses:
Cost of sales (21)	158,122	301,308	1,117,712	1,158,260
Selling, general and administrative expenses	26,767	25,537	97,172	81,933
Depreciation and amortization	3,384	4,184	13,674	10,245

Total operating costs and expenses	188,273	331,029	1,228,558	1,250,438

Gain on disposition of assets	—	111	—	68

Operating income (loss)	$1,024	$592	$(1,239)	$24,146

KEY OPERATING STATISTICS AND OTHER DATA:
Integrated branded fuel sales (thousands of gallons) (23)	61,685	62,910	225,474	254,044
Integrated branded fuel margin (cents per gallon) (23)	10.4	2.1	4.4	9.2
Non-Integrated branded fuel sales (thousands of gallons) (23)	9,939	42,141	113,626	204,537
Non-Integrated branded fuel margin (cents per gallon) (23)	8.9	(0.2)	(0.3)	1.3

Number of stores (end of period)	306	307	306	307
Retail fuel sales (thousands of gallons)	23,882	26,871	96,974	91,946
Retail fuel sales (thousands of gallons per site per month) (24)	27	30	27	30
Retail fuel margin (cents per gallon) (24)	18.8	26.8	19.7	21.2
Retail fuel sales price (dollar per gallon) (25)	$2.31	$2.94	$3.26	$2.82
Merchandise sales	$63,213	$61,518	$261,144	$220,807
Merchandise sales (per site per month) (24)	72	66	72	72
Merchandise margin (27)	30.9%	35.3%	30.9%	32.0%
Capital expenditures	$917	$3,843	$2,928	$9,797

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three months and year ended December 31, 2007 has been recast to provide a comparison to the current year results.

(1)	Includes corporate headquarters selling, general and administrative expenses of $151 and $176 for the three months ended December 31, 2008 and 2007, respectively, and $604 and $523 for the years ended December 31, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(2)	Includes $13,642 and $51,064 for the three months and year ended December 31, 2008, respectively, of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $5,000 for the year ended December 31, 2008 for our third party liability insurance deductible under the insurance policy; and depreciation for the temporarily idled facilities of $790 for the year ended December 31, 2008.

(3)	Business interruption recovery of $25,000 and $55,000 was recorded for the three months and year ended December 31, 2008, respectively, as a result of the Big Spring refinery fire with all insurance proceeds received in 2008 and January 2009.

(4)	Includes corporate depreciation and amortization of $224 and $277 for the three months ended December 31, 2008 and 2007, respectively, and $894 and $906 for the years ended December 31, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(5)	A gain on involuntary conversion of assets has been recorded of $80,000 and $279,680 for the three months and year ended December 31, 2008, for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $24,990 incurred for the year ended December 31, 2008 as a result of the Big Spring refinery fire.

(6)	Gain on disposition of assets for the years ended December 31, 2008 and 2007, primarily includes the recognition of deferred gain recorded in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP, (“HEP”), in March 2005 (“HEP transaction”). A recognized gain of $42.9 million in 2008 represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(7)	Cash used in investing activities for the year ended December 31, 2008, includes the acquisition of all the capital stock of the refining business located in Krotz Springs, Louisiana from Valero Energy Corporation. The purchase price was $333,000 in cash plus $141,494 for working capital, including inventories.

(8)	Cash provided by financing activities for the year ended December 31, 2008, includes borrowings under a $302,000 term loan credit facility and a $400,000 revolving credit facility. Additionally, funds for a portion of the purchase price were provided through an $80,000 equity investment by Alon Israel Oil Company, Ltd., Alon’s majority stockholder, in preferred stock of a new Alon holding company subsidiary.

(9)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax inventories adjustments related to acquisition, after-tax loss on net costs associated with fire, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands, except earnings per share)
Net income (loss)	$60,937	$(39,869)	$82,883	$103,936
Plus: Inventories adjustments related to acquisition, net of tax	34,959	—	70,738	—
Plus: Net costs associated with fire, net of tax	6,116	—	31,566	—
Less: Gain on involuntary conversion of assets, net of tax	(37,831)	—	(155,281)	—
Less: Gain on disposition of assets, net of tax	(1,033)	(1,610)	(27,350)	(4,432)

Adjusted net income (loss)	$63,148	$(41,479)	$2,556	$99,504

Weighted average shares outstanding (in thousands)	46,800	46,775	46,788	46,763

Earnings (loss) per share, excluding inventories adjustments related to acquisition, net of tax, net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets	$1.35	$(0.89)	$0.05	$2.13

(10)	Adjusted EBITDA represents earnings before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted

EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors during periods of normal operations because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	`Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the three months and years ended December 31, 2008 and 2007, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in thousands)
Net income (loss)	$60,937	$(39,869)	$82,883	$103,936
Minority interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	6,331	(2,595)	10,241	5,979
Income tax expense (benefit)	46,931	(33,583)	62,781	46,199
Interest expense	24,665	11,873	67,550	47,747
Depreciation and amortization	22,270	14,760	66,754	57,403
Gain on disposition of assets	(2,239)	(2,618)	(45,244)	(7,206)

Adjusted EBITDA	$158,895	$(52,032)	$244,965	$254,058

Adjusted EBITDA for the three months and year ended December 31, 2008 includes a gain on involuntary conversion of assets of $80,000 and $279,680, respectively, representing insurance proceeds received with respect to property damage resulting from the Big Spring refinery fire in excess of the book value of the assets impaired; net costs associated with fire at the Big Spring refinery of $13,642 and $56,854, respectively; and a charge for inventories adjustments related to the Krotz Springs acquisition of $66,217 and $127,408, respectively.

(11)	Includes corporate capital expenditures of $723 and $565 for the three months ended December 31, 2008 and 2007, respectively, and $1,208 and $1,571 for the years ended December 31, 2008 and 2007, respectively, which are not included in our three operating segment capital expenditures.

(12)	Working capital excludes the current portion of long-term debt which is included as part of total debt.

(13)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which are intended to approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(14)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses and inventories adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $65 and $4,192 for the California refineries for the three months and year ended December 31, 2008, respectively, and unrealized hedging losses of ($1,304) and ($4,250) for the California refineries for the three months and year ended December 31, 2007, respectively. There were unrealized hedging gains of $1,120 for the Big Spring refinery for the three months ended December 31, 2007. The refinery operating margin for the Krotz Springs refinery excludes a charge of $66,217 and $127,408 to cost of sales for inventories adjustments related to the acquisition for the three months and year ended, respectively and unrealized hedging gains of $117,452 for both the three months and year ended, respectively.

(15)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(16)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and No. 2 diesel and the market value of WTI crude oil.

(17)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(18)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(19)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the year ended December 31, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(20)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the year ended December 31, 2008 is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008. The Big Spring refinery returned to normal operating mode with the re-start of the FCCU on September 26, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput to optimize our refining and asphalt economics. The low refinery utilization at our Krotz Springs refinery is due to shutdowns during hurricanes Gustav and Ike and limited crude supply and electrical outages following the hurricanes.

(21)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(22)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(23)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery, but due to the fire on February 18, 2008 at the Big Spring refinery, more fuel has been purchased from third-party suppliers. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis and includes net credit card revenue received from these sales.

(24)	Retail fuel and merchandise sales per site for the three months and year ending December 31, 2007 were calculated using 307 stores for the three months ended and a weighted average for the year ended. We added 102 stores with the acquisition of Skinny’s, Inc. on June 29, 2007, which were weighted for the calculation of the year ended December 31, 2007.

(25)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(26)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(27)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.